Exhibit 23.4

Consent of Independent Auditors

We consent to the incorporation by reference in Scientific Games Corporation’s registration statements (Nos. 33-82612, 333-05811, 333-44983, 333-44979, 333-101725, 333-101729, 333-110141, 333-134043, 333-157638, 333-161232, 333-177148, 333-191817 and 333-192716) on Form S-8 and (Nos. 333-84742, 333-74590, 333-110477, 333-112452, 333-124107, 333-141720 and 333-165743) on Form S-3, and Scientific Games International, Inc.’s registration statement No. 333-155346 on Form S-3, of KPMG Huazhen’s report dated June 26, 2012, with respect to the statement of comprehensive income, changes in equity and cash flows of Beijing Guard Libang Technology Co., Ltd. for the year ended December 31, 2011, which report appears in this Amendment No. 1 to the Form 10-K of Scientific Games Corporation for the year ended December 31, 2013.

/s/ KPMG Huazhen (Special General Partnership)

Beijing, People’s Republic of China

June 26, 2014